EXHIBIT 5.3

Transocean Inc.

6 February 2018

Transocean Inc. 70 Harbour Drive Grand Cayman KY1-1003 Cayman Islands	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 421650.00026/BKR

6 February 2018

Dear Sirs

Transocean Inc. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the documents listed in Part A of Schedule 1 (the Documents).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents.  A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the Documents.  In addition, we have examined the corporate and other documents and conducted the searches listed in Part B of Schedule 1.  We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

Ogier
89 Nexus Way
Camana Bay
Grand Cayman, KY1-9009
Cayman Islands

T +1 345 949 9876
F +1 345 949 9877
ogier.com	A list of Partners may be inspected on our website

Transocean Inc.

6 February 2018

3Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)The Company has been duly registered by way of continuation as an exempted company and is validly existing and, as at the date of the Good Standing Certificate, was in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Debt Securities

(b)The Debt Securities have been duly authorised by the Company, and assuming the further approval of their offer and sale by the board of directors of the Company (the Directors), and further assuming their due execution and delivery by the Company in the manner authorized in the Board Resolutions, and assuming their further issuance and authentication in accordance with the terms of the Indentures, and insofar as such matters are governed by New York law, the Debt Securities will, if and when issued by the Company, be duly authorized, executed, delivered and validly issued.

Warrants

(c)The Warrants, if and when (i) any such Warrants have been duly authorized by the Directors and (ii) all other requirements under Cayman Islands law and any other law applicable to such Warrants in connection with the creation and issuance of such Warrants have been complied with, including with respect to (but not limited to) the terms, offer, sale, execution, delivery and authentication of such Warrants will, if and when issued by the Company, be duly authorized and validly issued.

Purchase Contracts

(d)The Purchase Contracts, if and when (i) any such Purchase Contracts have been duly authorized by the Directors and (ii) all other requirements under Cayman Islands law and any other law applicable to such Purchase Contracts in connection with the creation and issuance of such Purchase Contracts have been complied with, including with respect to (but not limited to) the terms, offer, sale, execution, delivery and authentication of such Purchase Contracts will, if and when issued by the Company, be duly authorized and validly issued.

Rights

(e)The Rights, if and when (i) any such Rights have been duly authorized by the Directors and (ii) all other requirements under Cayman Islands law and any other law applicable to such Rights in connection with the creation and issuance of such Rights have been complied with, including with respect to (but not limited to) the terms, offer, sale, execution, delivery and authentication of such Rights will, if and when issued by the Company, be duly authorized and validly issued.

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6 February 2018

Units

(f)The Units, if and when (i) any such Units have been duly authorized by the Directors and (ii) all other requirements under Cayman Islands law and any other law applicable to such Units in connection with the creation and issuance of such Units have been complied with, including with respect to (but not limited to) the terms, offer, sale, execution, delivery and authentication of such Units will, if and when issued by the Company, be duly authorized and validly issued.

4Matters not covered

We offer no opinion:

(a)as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents (or as to how the commercial terms of the Documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company.

5Governing law of this opinion

5.1This opinion is:

(a)governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)limited to the matters expressly stated in it; and

(c)confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6Who can rely on this opinion

6.1This opinion is given for your benefit in connection with the Documents and, in connection therewith, we hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to our firm under the heading "Legal Matters" in the

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6 February 2018

Registration Statement pursuant to which the Bonds are being offered.  We are aware that King & Spalding LLP will rely as to matters of Cayman Islands law on the foregoing opinion in rendering its opinion being filed as an exhibit to the Registration Statement.  In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully

Signed by Ogier

Ogier

Transocean Inc.

6 February 2018

SCHEDULE 1

Documents examined

Part A

The Documents

1The contents of the Registration Statement on Form S-3  as filed with the SEC on or about 6 February 2018 by Transocean Ltd. and the Company (the Registration Statement)  to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof under the Securities Act of 1933 (the Act) with respect to (i) registered shares of CHF 0.10 par value each of Transocean Ltd. (the Registered Shares), (ii) warrants (the Warrants) to purchase Registered Shares, Debt Securities (as defined below) or other securities to be sold by Transocean Ltd. or the Company, (iii) debt securities of the Company (the Debt Securities), (iv) purchase contracts for the purchase or sale of Registered Shares, Debt Securities or securities of third parties, including any of the Company's affiliates, a basket of such securities, an index or indices of such securities or any combination thereof (the Purchase Contracts), (v) rights to purchase Registered Shares or Debt Securities (the Rights), (vi) units comprised of one or more of the other securities described in (i) to (v) above (inclusive) in any combination (the Units, and together with the Warrants, Debt Securities, Purchase Contracts and Rights, the Securities) and (vii) guarantees by Transocean Ltd. of the Debt Securities from time to time pursuant to Rule 415 under the Act.

2The Indenture dated as of December 11, 2007 between the Company, as issuer, Transocean Ltd., as guarantor, and Wells Fargo Bank, National Association, as trustee, as supplemented (the Senior Indenture).

3The form of Subordinated Indenture filed as Exhibit 4.3 to the Registration Statement between the Company, as issuer, Transocean Ltd., as guarantor, and Wells Fargo Bank, National Association, as trustee, as supplemented (the Subordinated Indenture and, together with the Senior Indenture, the Indentures).

Part B

Corporate and other documents

1The Certificate of Registration by Way of Continuation of the Company dated May 14, 1999, the Certificate of Incorporation on Change of Name of the Company dated December 29, 1999 and the Certificate of Incorporation on Change of Name of the Company dated May 10, 2002, each issued by the Registrar.

2The amended and restated memorandum and articles of association of the Company filed with the Registrar on December 18, 2008.

3A Certificate of Good Standing dated 26 January 2018 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4A certificate dated 6 February 2018 as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a

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6 February 2018

copy of an extract of the minutes of meetings of the board of directors of the Company held on 29 January 2018 (the Board Resolutions).

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6 February 2018

SCHEDULE 2

Assumptions

Assumptions of general application

1All original documents examined by us are authentic and complete.

2All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5Where any Document has been provided to us in draft or undated form, that Document, where applicable, has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

6Any individuals who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

7In authorising the execution and delivery of the Indentures and the Securities by the Company, the exercise of its rights and performance of its obligations under the same and the issue of the Securities each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him.

Enforceability

8If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

9No moneys paid to or for the account of any party under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Law (Revised), and the Terrorism Law (Revised) respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

10None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands.  In particular, but without limitation to the previous sentence:

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6 February 2018

(a)the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

11There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

Transocean Inc.

6 February 2018

SCHEDULE 3

Qualifications

1Under the Companies Law (Revised) (Companies Law) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees.  A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar.  We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law